FREE WRITING PROSPECTUS
DATED OCTOBER 19, 2007

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-500-5409.

CWALT, INC.
Depositor

[LOGO]
Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

Alternative Loan Trust 2007-OA9
Issuing Entity

Mortgage Pass-Through Certificates, Series 2007-OA9

This free writing prospectus updates certain information contained in the Prospectus Supplement, dated July 27, 2007 and the Supplement to the Prospectus Supplement, dated October 2, 2007 (collectively, the “Prospectus Supplement”) relating to the Mortgage Pass-Through Certificates, Series 2007-OA9.

This free writing prospectus updates the information contained in the following sections of the Prospectus Supplement:

•	the “Servicing of Mortgage Loans—Countrywide Home Loans” section beginning on page S-45 of the Prospectus Supplement;

•	the “Servicing of Mortgage Loans—Mortgage Loan Production” section beginning on page S-46 of the Prospectus Supplement; and

•	the “Static Pool Data” section on page S-51 of the Prospectus Supplement.

Countrywide Securities Corporation

Servicing of Mortgage Loans - Countrywide Home Loans

The section of the Prospectus Supplement titled “Servicing of Mortgage Loans—Countrywide Home Loans” beginning on page S-45 of the Prospectus Supplement is updated by replacing the last paragraph of that section with the following paragraphs:

On August 16, 2007, Standard & Poor's Ratings Services affirmed its “A/A-1” counterparty credit ratings on Countrywide Home Loans and placed such ratings on “CreditWatch Negative” status.  On August 16, 2007, Moody's Investors Service changed its senior debt rating assigned to Countrywide Home Loans from “A3” to “Baa3” and its short-term debt rating assigned to Countrywide Home Loans from “Prime-2” to “Prime-3”, and Moody's Investors Service also placed such ratings under review for further downgrade.  On August 16, 2007, Fitch Ratings changed its long-term issuer default rating assigned to Countrywide Home Loans from “A” to “BBB+” and its short-term issuer default rating assigned to Countrywide Home Loans from “F1” to “F2”, and on August 23, 2007, Fitch Ratings placed such ratings on “Rating Watch Evolving” status.

Except as otherwise indicated, reference in the remainder of this prospectus supplement to “Countrywide Home Loans” should be read to include Countrywide Home Loans and its consolidated subsidiaries, including Countrywide Servicing. Countrywide Home Loans services substantially all of the mortgage loans it originates or acquires. In addition, Countrywide Home Loans has purchased in bulk the rights to service mortgage loans originated by other lenders. Countrywide Home Loans has in the past and may in the future sell to mortgage bankers and other institutions a portion of its portfolio of loan servicing rights. As of December 31, 2002, December 31, 2003, December 31, 2004, December 31, 2005, December 31, 2006 and September 30, 2007, Countrywide Home Loans provided servicing for mortgage loans with an aggregate principal balance of approximately $452.405 billion, $644.855 billion, $838.322 billion, $1,111.090 billion, $1,298.394 billion and $1,459.136 billion, respectively, substantially all of which were being serviced for unaffiliated persons.

Servicing of Mortgage Loans - Mortgage Loan Production

The section of the Prospectus Supplement titled “Servicing of Mortgage Loans—Mortgage Loan Production” beginning on page S-46 of the Prospectus Supplement is updated by replacing the paragraph and table in that section with the following:

The following table sets forth, by number and dollar amount of mortgage loans, the residential mortgage loan production of Countrywide Financial and its subsidiaries for the periods indicated.

	Consolidated Mortgage Loan Production
	Years Ended December 31,					Nine Months Ended September 30,
	2002	2003	2004	2005	2006	2007
	(Dollars in millions, except average loan amount)
Conventional Conforming Loans Number of Loans	993,538	1,509,925	826,914	776,479	723,933	775,307
Volume of Loans	$149,072	$234,526	$134,762	$159,561	$149,095	$155,120
Percent of Total Dollar Volume	59.2%	53.9%	37.1%	32.2%	32.2%	45.7%
Conventional Non-conforming Loans Number of Loans	283,536	562,389	529,192	866,476	730,511	387,900
Volume of Loans	$62,665	$138,006	$144,663	$235,614	$211,841	$122,460
Percent of Total Dollar Volume	24.9%	31.7%	39.9%	47.6%	45.8%	36.0%
FHA/VA Loans Number of Loans	157,626	196,063	105,562	80,555	89,753	96,154
Volume of Loans	$19,093	$24,402	$13,247	$10,714	$13,093	$15,375
Percent of Total Dollar Volume	7.6%	5.6%	3.6%	2.2%	2.8%	4.5%
Prime Home Equity Loans Number of Loans	316,049	453,817	587,046	728,252	716,353	458,727
Volume of Loans	$11,650	$18,103	$30,893	$44,850	$47,876	$29,875
Percent of Total Dollar Volume	4.6%	4.2%	8.5%	9.1%	10.4%	8.8%
Nonprime Mortgage Loans Number of Loans	63,195	124,205	250,030	278,112	245,881	90,528
Volume of Loans	$9,421	$19,827	$39,441	$44,637	$40,596	$16,928
Percent of Total Dollar Volume	3.7%	4.6%	10.9%	9.0%	8.8%	5.0%
Total Loans Number of Loans	1,813,944	2,846,399	2,298,744	2,729,874	2,506,431	1,808,616
Volume of Loans	$251,901	$434,864	$363,006	$495,376	$462,501	$339,758
Average Loan Amount	$139,000	$153,000	$158,000	$181,000	$185,000	$188,000
Non-Purchase Transactions(1)	66%	72%	51%	53%	55%	58%
Adjustable-Rate Loans(1)	14%	21%	52%	53%	46%	29%
_________
(1)	Percentage of total mortgage loan production (excluding commercial real estate loans) based on dollar volume.

For purposes of the table set forth above, the following terms have the following meanings:

Conventional Conforming Loans: prime credit quality, conventional, first-lien mortgage loans that qualify for inclusion in guaranteed mortgage securities backed by Fannie Mae or Freddie Mac.

Conventional Non-conforming Loans: prime credit quality, conventional, first-lien mortgage loans that do not qualify for inclusion in guaranteed mortgage securities backed by Fannie Mae or Freddie Mac.

FHA/VA Loans: loans that are insured or guaranteed by the Federal Housing Administration (“FHA”) or the Department of Veterans’ Affairs (“VA”).

Prime Home Equity Loans: prime credit quality second-lien mortgage loans, including home equity lines of credit.

Nonprime Mortgage Loans: first- and second-lien mortgage loans made to individuals with credit-blemished profiles.

Static Pool Data

The section of the Prospectus Supplement titled “Static Pool Data” on page S-51 of the Prospectus Supplement is updated by replacing the paragraphs in that section with the following:

Certain static pool data with respect to the delinquency, cumulative loss and prepayment data for Countrywide Home Loans is available online at http://www.countrywidedealsdata.com?CWDD=01200710. This static pool data is not deemed part of the prospectus or the registration statement of which the prospectus is a part to the extent that the static pool data relates to:

•	prior securitized pools of Countrywide Home Loans that do not include the mortgage loans and that were established before January 1, 2006; or

•	in the case of information regarding the mortgage loans, information about the mortgage loans for periods before January 1, 2006.

Delinquency data available at the foregoing web address has been calculated according to the MBA Method.

We cannot assure you that the prepayment, loss or delinquency experience of the mortgage loans sold to the issuing entity will be comparable to the historical prepayment, loss or delinquency experience of any of the other securitized pools sponsored by the Countrywide Home Loans. In this regard, you should note how the characteristics of the mortgage loans in those securitized pools differ from the characteristics of the issuing entity’s mortgage loans. Such differences, along with the varying economic conditions to which those securitized pools were subject, may make it unlikely that the issuing entity’s mortgage loans will perform in the same way that any of those pools has performed.